                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                               SAUER INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

Notes:

                               [SAUER INC. LOGO]
                             2800 EAST 13TH STREET
                                AMES, IOWA 50010

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 22, 1999

                            ------------------------

TO OUR STOCKHOLDERS:

    The annual meeting of stockholders of Sauer Inc., a Delaware corporation, will be held at the Scheman Building, Iowa State Center, Iowa State University, Ames, Iowa 50010, on Thursday, April 22, 1999, commencing at 10:00 a.m. local time. At the meeting, stockholders will act on the following matters:

    1. To elect two (2) Class I directors for a term of three (3) years expiring at the Annual Meeting of Stockholders to be held in 2002, and until a respective successor is duly elected and qualified.

    2. To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for 1999.

    3. To transact such other business as may properly come before the meeting or any postponement, adjournment, or adjournments.

    Stockholders of Record at the close of business on March 12, 1999, are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE EITHER COMPLETE, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD IN THE PROVIDED ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET USING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, WHETHER BY MAIL, BY TELEPHONE, OR VIA THE INTERNET, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE ("STREET NAME") YOU WILL NEED TO OBTAIN FROM THE RECORD HOLDER AND BRING TO THE MEETING A PROXY ISSUED IN YOUR NAME, AUTHORIZING YOU TO VOTE THE SHARES.

                                          By order of the Board of Directors,

                                                     [SIGNATURE]

                                          Kenneth D. McCuskey
                                          CORPORATE SECRETARY

Ames, Iowa
March 26, 1999

                                   SAUER INC.

                             2800 EAST 13TH STREET
                                AMES, IOWA 50010

                            ------------------------

                                PROXY STATEMENT
                                 MARCH 26, 1999

                            ------------------------

                              GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed proxy is being solicited on behalf of the Board of Directors of Sauer Inc. (the "Company") for use at the annual meeting of the stockholders to be held on April 22, 1999 (the "Annual Meeting"), and at any postponement, adjournment, or adjournments. Most stockholders have a choice of voting via the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will be available until midnight of April 21, 1999, the day prior to the Annual Meeting.

    Any proxy given does not effect your right to vote in person at the meeting and may be revoked at any time before it is exercised by notifying Kenneth D. McCuskey, Corporate Secretary, by mail, by facsimile, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by appearing at the Annual Meeting in person and voting by ballot. Persons whose shares are held of record by a brokerage house, bank, or other nominee and who wish to vote at the meeting, must obtain from the record holder a proxy issued in such person's name.

    The Company intends to mail this Proxy Statement and the accompanying proxy on or about March 26, 1999.

EXPENSE OF SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying proxy, and any additional information furnished to stockholders. The Company will reimburse banks, brokerage houses, custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners. In addition to solicitations by mail, regular employees and directors of the Company may solicit proxies in person or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies.

VOTING OF PROXIES

    All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in accordance with the instructions on the proxy. If no instructions are indicated on a properly completed proxy, the shares represented by that proxy will be voted for the election of the nominees designated below as directors and for ratification of the appointment of Arthur Andersen LLP as independent accountants of the Company for 1999.

PERSONS ENTITLED TO VOTE

    Only holders of common stock of the Company of record as of the close of business on March 12, 1999, are entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, 27,397,050 shares of common stock were outstanding. Holders of common stock are entitled to one (1) vote for each share held on all matters to be voted upon. Shares cannot be voted at the Annual Meeting unless the owner is present in person or represented by proxy. The directors shall be elected by an affirmative vote of a plurality of the shares that are entitled to vote on the election of directors and that are represented at the meeting by stockholders who are present in person or by proxy, assuming a quorum is present. Accordingly, the two nominees for Class I directors receiving the greatest number of votes at the Annual Meeting will be elected as Class I directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

    When a broker or other nominee holding shares for a customer votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a "Broker Nonvote." Properly executed proxies marked "Abstain" or proxies required to be treated as Broker Nonvotes will be treated as present for purposes of determining whether there is a quorum at the meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker Nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 11, 1999, with respect to shares of common stock of the Company that were owned beneficially by: (i) each beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each of the directors; (iii) each of the executive officers of the Company named in the Summary Compensation table; and (iv) all executive officers and directors of the Company as a group.

                                                                                  NUMBER OF SHARES         PERCENT OF
                                                                                    BENEFICIALLY           OUTSTANDING
BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS                                 OWNED(2)(3)             SHARES
----------------------------------------------------------------------------  -------------------------  ---------------
Sauer GmbH(1)...............................................................    10,362,500                       37.8%
Klaus Murmann & Co. KG(1)...................................................     4,900,000                       17.9%
Klaus H. Murmann, Director, Chairman and Chief
  Executive Officer(1)......................................................    15,690,725   (4)(5)(6)           57.3%
Hannelore Murmann(1)........................................................    15,562,500   (4)(5)(6)           56.8%
Nicola Keim, Director(1)....................................................    15,562,500   (4)(5)(6)           56.8%
Sven Murmann, Director(1)...................................................    15,562,500   (4)(5)(6)           56.8%
Ulrike Murmann-Knuth(1).....................................................    15,562,500   (4)(5)(6)           56.8%
Jan Murmann(1)..............................................................    15,562,500   (4)(5)(6)           56.8%
Anja Murmann(1).............................................................    15,562,500   (4)(5)(6)           56.8%
Brigitta Zoellner(1)........................................................    15,562,500   (4)(5)(6)           56.8%
Christa Zoellner(1).........................................................    15,562,500   (4)(5)(6)           56.8%
Tonio P. Barlage, Director, President and Chief Operating Officer...........       600,000         (7)            2.2%
David L. Pfeifle, Director and Executive Vice President.....................       282,200         (8)            1.0%
James R. Wilcox, Vice President of Sauer-Sundstrand Company.................       121,500         (9)              *
Thomas K. Kittel, Vice President of Sauer-Sundstrand
  GmbH & Co.................................................................       279,800        (10)            1.0%
Johannes F. Kirchhoff, Director.............................................           400                          *
Agustin A. Ramirez, Director................................................        13,000                          *
Richard M. Schilling, Director..............................................         5,000                          *
All directors and executive officers as a group (13 persons)................    17,403,675        (11)           63.5%

------------------------

*Represents less than 1%.

(1) The mailing address for each of these entitles and persons is c/o Sauer-Sundstrand GmbH, Krokamp 35, 24539 Neumunster, Federal Republic of Germany.

(2) Unless otherwise indicated in the following notes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(3) This table includes the number of shares of Restricted Common Stock held by certain executive officers and issued pursuant to the Company's 1998 Long-Term Incentive Plan. The number of shares of Restricted Common Stock held by an executive officer is indicated in the following notes. The shares of Restricted Common Stock of the Company are subject to a substantial risk of forfeiture, but the holders possess voting and dividend rights.

(4) These shares include 10,362,500 shares owned directly by Sauer GmbH, a German limited liability company. These shares are owned indirectly by K. Murmann Verwaltungsgesellschaft mit beschrankter Haftung, a German limited liability company ("Murmann VmbH") as a result of its owning 100% of Sauer GmbH. These shares are also owned indirectly by Klaus Murmann & Co. KG, the 100% owner of Murmann VmbH. These shares are also owned indirectly by Klaus
    H. Murmann
    and Hannelore Murmann as the general partners of Klaus Murmann & Co. KG and by Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner, and Christa Zoellner as limited partners of Klaus Murmann & Co. KG who share the power to vote on investment decisions. Klaus H. Murmann and Hannelore Murmann each disclaim beneficial ownership of 8,340,776 of these shares. Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, and Jan Murmann each disclaim beneficial ownership of 8,800,871 of these shares. Brigitta Zoellner and Christa Zoellner each disclaim beneficial ownership of 10,096,184 of these shares.

(5) These shares include 4,900,000 shares owned directly by Klaus Murmann & Co. KG, a German limited partnership (the "Partnership"). These shares are owned indirectly by Klaus H. Murmann and Hannelore Murmann as the general partners of the Partnership and by Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner, and Christa Zoellner as limited partners of the Partnership who share the right to vote on investment decisions. Klaus H. Murmann and Hannelore Murmann each disclaim beneficial ownership of 3,944,010 of these shares. Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, and Jan Murmann each disclaim beneficial ownership of 4,161,570 of these shares. Brigitta Zoellner and Christa Zoellner each disclaim beneficial ownership of 4,774,070 of these shares.

(6) These shares include 300,000 shares owned directly by EMF Europaische Marketing and Finanzmanagement Aktiengesellschaft, a German corporation ("EMF"). These shares are owned indirectly by Murmann VmbH as a result of its 99.99% interest in Sauer GmbH & Co. Hydraulik KG ("Sauer Hydraulik"), a German limited partnership, which is the 100% owner of EMF. These shares are also owned indirectly by the Partnership as a result of its 100% ownership of Murmann VmbH. These shares are also owned indirectly by Klaus H. Murmann as a .01% owner of Sauer Hydraulik. These shares are also owned indirectly by Klaus H. Murmann and Hannelore Murmann, as the general partners of the Partnership and by Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner, and Christa Zoellner, as limited partners of the Partnership who share the power to vote on investment decisions. Klaus H. Murmann and Hannelore Murmann each disclaim beneficial ownership of 241,446 of these shares. Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, and Jan Murmann each disclaim beneficial ownership of 254,795 of these shares. Brigitta Zoellner and Christa Zoellner each disclaim beneficial ownership of 292,291 of these shares.

(7) Includes 250,000 shares held by Mr. Barlage's spouse.

(8) Includes 7,200 shares of Restricted Common Stock.

(9) Includes 9,000 shares of Restricted Common Stock.

(10) Includes 4,800 shares of Restricted Common Stock.

(11) Includes 38,100 shares of Restricted Common Stock and stock owned by Mr. Barlage's spouse and the spouse of one other executive officer, and stock owned by the minor children of an executive officer.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company (the "Board") is divided into three classes, each class consisting, as nearly as possible, of an equal number of directors. Directors are elected for staggered three-year terms. There are presently eight members on the Board.

    Each of the two nominees for Class I directors are currently directors and if elected, will serve for three years until the 2002 Annual Meeting and until a successor has been elected and qualified, or until such director's earlier death, resignation, or removal. The directors remaining in Classes II and III will continue in office until the 2000 and 2001 Annual Meetings of Stockholders, respectively.

    Each share is entitled to one vote for each of two directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as directors of Class I unless otherwise directed by the Stockholder. Each nominee has consented to be named and to continue to serve if elected. In the unanticipated event that a nominee becomes unavailable for election for any reason, the proxies will be voted for the other nominee and for any substitute.

CLASS I NOMINEES TO SERVE THREE YEARS UNTIL THE 2002 ANNUAL MEETING

    KLAUS H. MURMANN, age 67, a director of the Company since April 1990, has served as Chairman and Chief Executive Officer of the Company and its predecessor since 1987. Mr. Murmann founded Sauer Getriebe in 1967 which, as a licensee of and later joint venture partner with Sundstrand Corporation, has been involved in the hydrostatics business since 1967. He is a member of the supervisory boards of Fried. Krupp AG, Hoesch-Krupp, Essen, a German industrial company, and PreussenElektra AG, Hannover, a German utility. He is Chairman of the Board of Gothaer Insurance Group, Gottingen/Cologne, a German insurance company, Chairman of the Board of PSVaG, a national pension fund, a member of the board of Bankgesellschaft Berlin AG, Berlin, a German bank, and a director of GKN PLC, United Kingdom, a manufacturing company. Mr. Murmann is also a director of Sundstrand Corporation. Klaus Murmann is the father of Nicola Keim and Sven Murmann, each of whom is a director of the Company. He is a member of the Executive Committee of the Board.

    NICOLA KEIM, age 38, has been a director of the Company since April 1990. Ms. Keim served as a Member of the Supervisory Board of Sauer Getriebe from November 1990 through June 1997. Ms. Keim is the daughter of Klaus H. Murmann, Chairman and Chief Executive Officer of the Company and a sister of Sven Murmann, a director of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF EACH OF THE NAMED NOMINEES.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

    TONIO P. BARLAGE, age 47, a director of the Company since March 1989, has been President and Chief Operating Officer of the Company since 1995. Prior to attaining his current position in 1995, Mr. Barlage was the Chief Financial Officer of the Company and its predecessor from 1987 to 1995. From 1986 to January of 1987, Mr. Barlage was also Chief Financial Officer of Sauer Getriebe. Prior to joining the Company in 1986, Mr. Barlage was with Arthur Andersen & Co. He is a member of the Executive Committee of the Board.

    SVEN MURMANN, age 31, has been a director of the Company since April 1994. Mr. Murmann has served as an Assistant Professor at the University of Zurich since October 1997. He was a research assistant at Ludwig-Maximilians University in Munich from April 1994 through August 1995. Mr. Murmann is the son of Klaus
H. Murmann, Chairman and Chief Executive Officer of the Company and a brother of Nicola Keim, a Director of the Company.

    RICHARD M. SCHILLING, age 61, has been a director of the Company since April 1990, and of its predecessor since 1985. He began his career at Sundstrand Corporation, a manufacturer of components for aerospace and industrial applications, in April 1968 as a corporate attorney and assistant secretary. In 1978, he was named General Counsel and Vice President, and in 1988, he was elected Secretary of Sundstrand Corporation. Mr. Schilling retired from Sundstrand Corporation on December 31, 1997, and is currently a partner at Hinshaw & Culbertson, a law firm in Rockford, Illinois. He is Chairman of the Audit Committee of the Board and a member of the Compensation Committee of the Board.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

    JOHANNES F. KIRCHHOFF, age 41, has been a director of the Company since April 1997. Mr. Kirchhoff has been owner and Managing Director of the FAUN Umwelttechnik GmbH & Co., a German manufacturer of vehicles for waste disposal, since December 1994. From November 1989 through November 1994, Mr. Kirchhoff served as a Managing Director of Edelhoff Polytechnik GmbH & Co., a German manufacturer of vehicles for waste disposal. Mr. Kirchhoff also served on the Board of Directors of Edelhoff AG & Co., the holding company of Edelhoff Polytechnik GmbH & Co., from June 1993 through November 1994. He is Chairman of the Compensation Committee of the Board and a member of the Audit Committee of the Board.

    DAVID L. PFEIFLE, age 54, a director of the Company since April 1994, has been Executive Vice President of the Company and President of Sauer-Sundstrand Company, the primary U.S. operating subsidiary of the Company, since 1994. For more than five years prior to 1994, he held various senior management positions with Sauer-Sundstrand Company with increasing responsibility. Mr. Pfeifle is a member of the board of the Construction Industry Manufacturers Association and of the board of the National Fluid Power Association. He is a member of the Executive Committee of the Board.

    AGUSTIN A. RAMIREZ, age 52, has been a director of the Company since December 1997. Since 1987, Mr. Ramirez has served as President, Chief Executive Officer, and Chairman of HUSCO International, Inc., a manufacturer of hydraulic controls for mobile equipment applications with operations in North America and Europe. He served as past Chairman of the Board of the National Fluid Power Association and as a member of the Advisory Board of Bank One Wisconsin. He is a member of the Audit and Compensation Committees of the Board.

BOARD COMMITTEES AND MEETINGS

    The Board held four meetings during 1998, including one meeting by telephone. The Board has an Executive Committee, an Audit Committee, and a Compensation Committee. The Board has no standing nominating committee nor any committee performing similar functions. During 1998 the Audit Committee held two meetings and the Compensation Committee held one meeting. The Executive Committee held no formal meetings, but took action by unanimous written consent. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the director served during 1998.

    EXECUTIVE COMMITTEE. The Executive Committee possesses all of the powers of the Board, except for certain powers specifically reserved by Delaware law to the Board. Messrs. Klaus Murmann, Barlage, and Pfeifle are the current members of the Executive Committee.

    AUDIT COMMITTEE. The Audit Committee is composed of three directors, none of whom is an employee of the Company. The Audit Committee makes recommendations to the Board regarding the independent auditors to be appointed for ratification by the stockholders, reviews the scope of the annual audit activities of the independent auditors and the Company's internal auditors, reviews audit results and administers the Code of Business Conduct and Lawful Practices. The Audit Committee currently consists of Messrs. Schilling (Chairman), Kirchhoff, and Ramirez.

    COMPENSATION COMMITTEE. The Compensation Committee is composed of three directors, none of whom is an employee of the Company. The Compensation Committee reviews and determines the salaries of the executive officers of the Company and administers the Company's Bonus Plan and 1998 Long-Term Incentive Plan. The current members of the Compensation Committee are Messrs. Kirchhoff (Chairman), Ramirez, and Schilling.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company receive annual retainers of $16,000, plus $1,000 for each Board meeting attended and $500 for participation in a telephonic meeting, together with expenses relating to their duties as directors.

    Pursuant to the Non-Employee Director Stock Plan, the Board has determined that following each Annual Meeting in April, beginning with the 1999 Annual Meeting, each non-employee director shall receive 1,000 shares of Restricted Common Stock of the Company. All shares of Restricted Common Stock of the Company will vest on the third anniversary of the date of grant. The non-employee directors will have voting and dividend rights, but the Restricted Common Stock will be forfeited upon termination of service from the Board for any reason prior to the third anniversary of the grant.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning total compensation awarded or paid to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company, who served in such capacities as of December 31, 1998 (the "Named Executive Officers") for services rendered to the Company in all capacities during each of the last two fiscal years ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                                                          ------------------------
                                                           ANNUAL COMPENSATION              AWARDS
                                                  -------------------------------------   ----------
                                                                               OTHER      RESTRICTED     PAYOUTS
                                                                              ANNUAL        STOCK      -----------
                                                                            COMPENSATION  AWARDS ($)      LTIP
NAME AND PRINCIPAL POSITION                 YEAR  SALARY ($)   BONUS ($)        ($)          (5)       PAYOUTS ($)
------------------------------------------  ----  ----------   ----------   -----------   ----------   -----------
Klaus H. Murmann..........................  1998   $ 500,000    $ 407,800      --             --          --
  Chairman and Chief                        1997     475,000      450,000      --             --          --
  Executive Officer

Tonio P. Barlage..........................  1998     400,000      326,240      --             --          --
  President and Chief                       1997     375,000      550,000      --             --          --
  Operating Officer

David L. Pfeifle..........................  1998     286,661      220,216     $1,920       $ 188,250    $216,320
  Executive Vice President                  1997     246,981      220,002      5,760          --          46,400

James R. Wilcox...........................  1998     168,666       72,307      1,938         235,312     162,240
  Vice President of                         1997     157,546       81,766      6,000          --          --
  Sauer-Sundstrand Company(1)

Thomas K. Kittel..........................  1998     170,629(3)     27,757(4)    1,193       125,500     118,976
  Vice President of                         1997     158,785(3)     25,325(4)    3,560        --          17,400
  Sauer-Sundstrand GmbH & Co.(2)

------------------------

(1) Sauer-Sundstrand Company is the U.S. operating subsidiary of the Company.

(2) Sauer-Sundstrand GmbH & Co. is the German operating partnership of the Company.

(3) Payment to Mr. Kittel was made in Deutsche marks, which amounts have been converted to U.S. dollars for this table using weighted average annual exchange rates for 1998 and 1997, respectively.

(4) Payments were made in Deutsche marks and converted to U.S. dollars for this table using the exchange rates as of March 3, 1999, and April 15, 1998, respectively.

(5) Includes shares of Restricted Common Stock ("Restricted Shares") and Restricted Stock Units ("Restricted Units") granted in 1998. On December 31, 1998, certain of the Named Executive Officers held the following number of Restricted Shares and Restricted Units with the following value, based on the closing per share price of common stock of the Company on December 31, 1998, of $7.5625: Mr. Pfeifle--7,200 Restricted Shares and 4,800 Restricted Units with an aggregate value of $90,750 (of which 1,800 Restricted Shares and 1,200 Restricted Units will vest in each of 1999, 2000, 2001, and 2002); Mr. Wilcox--9,000 Restricted Shares and 6,000 Restricted Units with an aggregate value of $113,438 (of which 2,250 Restricted Shares and 1,500 Restricted Units will vest in each of 1999, 2000, 2001, and 2002); and Mr. Kittel--4,800 Restricted Shares and 3,200 Restricted Units with an aggregate value of $60,500 (of which 1,200 Restricted Shares and 800 Restricted Units will vest in each of 1999, 2000, 2001, and 2002). Each of the foregoing Named Executive Officers has the right to vote and receive dividends on the Restricted Shares and to receive dividend equivalents on the Restricted Units.

RETIREMENT PLANS

    U.S. RETIREMENT PLAN. The following table sets forth the estimated annual benefits payable under the Sauer-Sundstrand Company Employees' Retirement Plan (the "U.S. Retirement Plan") to participants retiring at a normal retirement date of January 1, 1999, for the specified average annual earnings and years of participation. The benefits have been calculated on the basis of a straight-life annuity.

                           U.S. RETIREMENT PLAN TABLE

         ANNUAL                       YEARS OF PARTICIPATION
         AVERAGE          ----------------------------------------------
        EARNINGS            15           20           25           30
      -------------       -------      -------      -------      -------
          $150,000        $37,970      $50,626      $63,283      $75,898
           175,000         42,897       57,196       71,495       85,748
           200,000         43,259       58,679       72,098       86,471
           225,000         43,259       58,679       72,098       86,471
           250,000         43,259       58,679       72,098       86,471
           275,000         43,259       58,679       72,098       86,471

    The U.S. Retirement Plan is a defined benefit pension plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code"). Benefits are based only on salary and any sales commissions (the Company currently pays no sales commissions). The current compensation covered by the U.S. Retirement Plan for Messrs. Pfeifle and Wilcox are the amounts set forth under "Salary" in the Summary Compensation Table. No other Named Executive Officer participated in the U.S. Retirement Plan.

    Under the U.S. Retirement Plan, the monthly amount of a participant's retirement benefit at the participant's normal retirement date (the date the participant reaches age 65) is calculated pursuant to a formula contained in the plan based on (i) the average of the participant's highest five-year annual earnings less an offset for Social Security benefits and (ii) the participant's years of participation in the Retirement Plan. Messrs. Pfeifle and Wilcox have completed 29 and 7 years of participation, respectively, and their estimated annual U.S. Retirement Plan benefits at their normal retirement dates, assuming their present salaries and present Social Security benefits remain unchanged, would be $88,429 and $54,908, respectively. No other Named Executive Officer is entitled to benefits under the U.S. Retirement Plan.

    U.S. SUPPLEMENTAL PLANS. The Code generally limits to $130,000 indexed for inflation, the amount of any annual benefit that may be paid from the U.S. Retirement Plan. Moreover, the U.S. Retirement Plan may consider no more than $160,000 as indexed for inflation, of a participant's annual compensation in determining that participant's retirement benefit. In recognition of these two limitations, the Company has adopted two Supplemental Retirement Benefit Plans (the "U.S. Supplemental Plans"). Both of these U.S. Supplemental Plans are designed to provide supplemental retirement benefits to the extent that a participant's benefits under the Retirement Plan are limited by either the $130,000 annual benefit limitation or the $160,000 annual compensation limitation.

    One of these two U.S. Supplemental Plans has an additional purpose. It provides supplemental retirement benefits equal to the difference between the benefit the participant would have received under the applicable Sundstrand Corporation pension plan for former employees of Sundstrand Corporation (if the participant's earnings and service with the Company had been taken into account under the Sundstrand Corporation plan) and the benefit payable under the U.S. Retirement Plan. Under both U.S. Supplemental Plans, however, the actual payment of supplemental benefits is entirely at the discretion of the Company.

    At January 1, 1999, Messrs. Pfeifle and Wilcox participated in the U.S. Supplemental Plans, but only Mr. Pfeifle was eligible for the supplement for benefits that would have been payable under the Sundstrand Corporation plan. The estimated annual supplemental retirement benefits for Messrs. Pfeifle and Wilcox, at their normal retirement dates at age 65, assuming their present salaries until retirement, would be $102,509 and $7,676 respectively. No other Named Executive Officer is entitled to benefits under the U.S. Supplemental Plans.

    EUROPEAN PENSION PLANS. Messrs. Murmann and Barlage are entitled to retirement benefits from the Company equal to 60% of their annual base salary immediately prior to retirement. These benefits are payable as a straight-life annuity, commencing at the normal retirement age of 60. In the event either executive leaves a surviving spouse, that spouse would be entitled to a straight-life annuity benefit equal to 60% of the benefit payable to the deceased executive. Based on his 1998 base salary and an assumed 6% compounded annual salary growth rate during the 13 years remaining until he attains age 60, Mr. Barlage would be entitled to an estimated annual retirement benefit of $511,903 at his normal retirement age. Mr. Murmann has already attained his normal retirement age, and could therefore receive an annual retirement benefit of $300,000 if he were to retire immediately.

    Mr. Kittel participates in the pension plan covering most of the Company's German employees. The plan is similar in nature to a defined contribution plan in the United States, with the exception that the plan is unfunded. Under the plan, a monthly pension is paid to employees who retire after attaining the age of 65, calculated pursuant to a formula based on (i) a percentage of each employee's base monthly salary as of the end of October of each year and (ii) the participant's years of service. Mr. Kittel completed 11 years of service as of December 31, 1998, and assuming that his present salary remains unchanged and that he will retire at age 65, his pension will be DM 32,584 per year ($19,529 using the exchange rate as of December 31, 1998). Mr. Kittel does not participate in the arrangement covering Messrs. Murmann and Barlage. No other Named Executive Officer is entitled to benefits under a European pension plan.

EMPLOYMENT ARRANGEMENTS

    The Company has employment contracts with Messrs. Murmann and Barlage providing for annual salaries of not less than $450,000 and $350,000, respectively. The employment contracts with Messrs. Murmann and Barlage provide that each shall participate in the Company's benefit plans for which he is presently eligible and in any plans substituted therefor, and each shall be entitled to certain retirement benefits. In the event the Company terminates the employment of Messrs. Murmann or Barlage in violation of the contract, he would be entitled to receive all compensation and benefits provided for under the contract until such time as his employment would otherwise terminate pursuant to the contract. The employment contracts with Messrs. Murmann and Barlage expire on December 31, 2001, and contain agreements not to compete during the period of the employment contract. The German Operating Company has an employment contract with Mr. Kittel that provides for an annual salary of DM 300,000 ($170,629 using the weighted average annual exchange rate for 1998), which contract expires on December 31, 2002, and does not contain an agreement not to compete. No other Named Executive Officer is a party to an employment contract with the Company.

PERFORMANCE GRAPH

    The following graph shows a comparison of the cumulative total returns from May 12, 1998 (the date of the Company's initial public offering of its common stock), to December 31, 1998, for the Company, the Russell 2000 Index, and the Media General Financial Services, Inc.--Diversified Machinery Index ("MG-- Diversified Machinery Index").
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                              SAUER INC   MG--DIVERSIFIED MACHINERY INDEX
5/12/1998                                                                        $100.00                          $100.00
5/29/1998                                                                         $89.61                           $97.79
6/30/1998                                                                         $78.11                           $92.53
7/31/1998                                                                         $70.83                           $89.09
8/31/1998                                                                         $50.00                           $74.05
9/30/1998                                                                         $44.11                           $75.26
10/30/1998                                                                        $40.28                           $86.38
11/30/1998                                                                        $52.11                           $86.94
12/31/1998                                                                        $42.00                           $85.95
ASSUMES $100 INVESTED ON 05/12/98 IN EACH OF THE
COMPANY'S COMMON STOCK, THE RUSSELL 2000 INDEX, AND THE MEDIA
GENERAL FINANCIAL SERVICES, INC.--DIVERSIFIED MACHINERY INDEX
ASSUMES REINVESTMENT OF DIVIDENDS

                                                                              RUSSELL 2000 INDEX
5/12/1998                                                                                $100.00
5/29/1998                                                                                 $94.61
6/30/1998                                                                                 $94.81
7/31/1998                                                                                 $87.14
8/31/1998                                                                                 $70.22
9/30/1998                                                                                 $75.71
10/30/1998                                                                                $78.80
11/30/1998                                                                                $82.84
12/31/1998                                                                                $87.83
ASSUMES $100 INVESTED ON 05/12/98 IN EACH OF THE
COMPANY'S COMMON STOCK, THE RUSSELL 2000 INDEX, AND THE MEDIA
GENERAL FINANCIAL SERVICES, INC.--DIVERSIFIED MACHINERY INDEX
ASSUMES REINVESTMENT OF DIVIDENDS

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MURMANN FAMILY LIMITED PARTNERSHIP INTEREST IN THE GERMAN OPERATING COMPANY

    The Company conducts its German operations through Sauer-Sundstrand GmbH & Co., a German partnership (the "German Operating Company"). The Company and Sauer Sundstrand GmbH, a company wholly-owned by the Company, are the general partners of the German Operating Company. Sauer GmbH and Klaus H. Murmann & Co. KG, as holding company for Sauer GmbH & Co. Hydraulik KG, have limited partnership interests (the "Limited Partners") in the German Operating Company. The Limited Partners are owned entirely by Klaus H. Murmann (a director and Chairman and Chief Executive Officer of the Company) and members of his family (the "Murmann Family"). The creation of the limited partnership interests as opposed to the acquisition of the entire share capital of the Company was a result of tax considerations in connection with the formation of the Company in 1989. The limited partnership interests remained essentially unchanged since that date. The German Operating Company is required to pay annually to the Limited Partners an amount in cash (the "Annual Cash Payment") equal to a percentage of the Company's consolidated income before taxes and the Limited Partners' interests ("Percentage"). The Percentage is subject to adjustment based on changes in the number of outstanding shares of common stock of the Company during the applicable year. The Percentage is equal to the ratio of 2,250,000 shares divided by the sum of 2,250,000 shares and the number of outstanding shares of common stock of the Company. As of March 1, 1999, the Percentage is equal to 2,250,000/(2,250,000 + 27,397,050), or 7.6%.

    The Annual Cash Payment is based on the overall income of the Company in order to avoid any potential conflicts between the Company and the Limited Partners regarding whether, for example, sales should be made by the U.S. Operating Company or the German Operating Company and the pricing of intercompany sales between the U.S. Operating Company and the German Operating Company. The amount of the Annual Cash Payment to be made by the Company for 1998 is $3,573,000, which was converted to DM 5,961,551 as of December 31, 1998, for payment in Deutsche marks in 1999.

    The Company has the right to elect by the action of its independent directors or the holders of its common stock other than the Murmann Family to terminate the limited partnership interests in exchange for 2,250,000 shares of common stock of Sauer Inc. (subject to antidilution adjustment) and the balance of the current account of the Limited Partners at any time after notice to the Limited Partners as specified in the limited partnership agreement. The dissolution of the German Operating Company will be deemed an election to terminate the limited partnership interests. Unless the Company's election to terminate the limited partnership is related to (i) stock transfers resulting in a decline in the Murmann Family's beneficial ownership (economic or voting) of the Company's common stock to less than 50.1% (subject to adjustment for dilution); (ii) a sale of a majority in book value of the consolidated assets of the Company and its subsidiaries or assets that generated a majority of the consolidated revenues of the Company and its subsidiaries in the prior fiscal year; (iii) a transfer of the beneficial ownership of the limited partnership interest (or any voting rights in respect thereof) outside the Murmann Family;
(iv) a merger or other business combination in which the Company is not the survivor or the acquisition of at least 50.1% of the outstanding common stock of the Company pursuant to a tender or exchange offer; or (v) the withholding of the consent of the Limited Partners in certain circumstances in a manner adverse to holders of the Company's common stock, or is effected after December 31, 2016, in addition to the payment of the current account balance and issuance of common stock of the Company in exchange for and in complete satisfaction of all Limited Partners' claims with respect to the German Operating Company, the Company will pay the Limited Partners an amount in cash equal to the income tax payable as a result of the exchange of the shares of common stock of the Company for the limited partnership interests. In no event will the payment with respect to the tax exceed 24 million Deutsche marks. The right to receive the payment in respect of the taxes is not transferable to persons or companies outside the Murmann Family and companies which are 90% owned by the Murmann Family.

    The Limited Partners may elect to terminate the limited partnership interests at any time upon three months' notice to the Company and to the German Operating Company. In such case, the Limited Partners will receive the balance of their current accounts and the Company will issue 2,250,000 shares of its common stock (subject to antidilution adjustment) in exchange for, and in complete satisfaction of, all claims of the Limited Partners. No tax reimbursement will be payable by the Company in such event.

    The consent of the Limited Partners is required, among other things, to (i) change the business purpose of the German Operating Company, (ii) admit additional limited partners who are not members of the Murmann Family, (iii) authorize the German Operating Company to take actions out of the ordinary course of business of the German Operating Company, (iv) amend the partnership agreement of the German Operating Company in a manner that adversely affects the Limited Partners or amend the limited partnership agreement and (v) partially or wholly dissolve the German Operating Company. Klaus H. Murmann on behalf of the Limited Partners has agreed that they will not unreasonably withhold such consent.

    Klaus H. Murmann, on behalf of the Murmann Family, has agreed with the underwriters of the initial public offering of the Company's common stock consummated in May of 1998, not to cause the Company and the Limited Partners to amend the German limited partnership agreement to increase the Percentage, to change the basis on which the Annual Cash Payment is computed in a way that is less favorable to the Company or in any other way adversely affecting the rights of the Company or the Company's stockholders. The Limited Partners may not transfer the limited partnership interests in the German Operating Company to a person who is not in the Murmann Family without the consent of the Company.

PURCHASE OF NEUMUNSTER FACILITIES

    Since 1987, the German Operating Company leased the real estate and building of the Company's facility in Neumunster, Germany, from the Murmann Family. The lease agreement was between the German Operating Company and Sauer GmbH & Co. Hydraulik KG ("Sauer Hydraulik"), which is wholly owned by the Murmann family. The lease payments were DM 3,960,000 per annum plus value added tax at prevailing rates.

    Under the lease agreement, the German Operating Company had an option to purchase and Sauer Hydraulik had the right to require the German Operating Company to purchase the property at any time during the term of the lease agreement on an "as is" basis without warranties and at the fair market value of the property. Sauer-Sundstrand GmbH, a wholly owned subsidiary of the Company, purchased the facility from Sauer Hydraulik effective May 1, 1998, under this clause of the lease agreement. The purchase price for the facility was DM 40,800,000 ($23,193,679 based on the exchange rate at May 19, 1998) and was determined by an independent appraisal conducted by OTTO STOEBEN GmbH of Kiel, Germany.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board has appointed Arthur Andersen LLP as independent accountants to examine the consolidated financial statements of the Company and its subsidiaries for 1999, subject to ratification of the stockholders at the Annual Meeting. Arthur Andersen LLP has served as the Company's independent accountants since 1989.

    Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote on this item at the Annual Meeting is necessary for the approval of the appointment of Arthur Andersen LLP as independent accountants for 1999. In the event stockholders do not ratify the appointment of Arthur Andersen LLP, the appointment will be reconsidered by the Audit Committee and the Board.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1999.

                             ADDITIONAL INFORMATION

NOTICE REQUIREMENTS

    To permit the Company and its stockholders to deal with stockholder proposals in an informed and orderly manner, the Bylaws of the Company establish an advance notice procedure. No stockholder proposals or other business may be brought before an annual meeting unless written notice of such proposal or other business is received by the Secretary of the Company at the address set forth on page 1 of this Proxy Statement not less than 120 calendar days in advance of the date that the Company's proxy statement was released to stockholders in connection with the previous year's Annual Meeting. Such notice must contain certain specified information concerning the matters to be brought before the meeting as well as the stockholder submitting the proposal. For the Company's annual meeting in the year 2000, the Company must receive this notice on or before November 29, 1999. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

    In addition, stockholder proposals intended to be included in the Company's Proxy Statement for the annual meeting in 2000 must be received by the Secretary of the Company at the address set forth on page 1 of this Proxy Statement, not later than November 29, 1999. Such proposals must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

DISCRETIONARY AUTHORITY

    If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters to the same extent as the person delivering the proxy would be entitled to vote. If any other matter is properly brought before the Annual Meeting, proxies in the enclosed form returned to the Company prior to the Annual Meeting will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder. At the date this Proxy

Statement went to press, the Company did not anticipate that any other matters would be properly brought before the Annual Meeting.

FORM 10-K

    THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO KENNETH D. MCCUSKEY, CORPORATE SECRETARY, AT THE ADDRESS SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

                                               By Order of the Board of Directors

                                               [SIGNATURE]

March 26, 1999                                 Kenneth D. McCuskey
                                               CORPORATE SECRETARY

P
R
O
X
Y

                               SAUER INC.
                     2800 EAST 13TH STREET, AMES, IOWA 50010
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                        ANNUAL MEETING ON APRIL 22, 1999

         The undersigned hereby appoints Klaus H. Murmann, Tonio P. Barlage, and David L. Pfeifle, and each of them, with full power of substitution, as proxies, to vote all the shares of Common Stock of Sauer Inc. (the "Company") which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders to be held April 22, 1999, and any adjournment thereof, upon the matters set forth below, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.


         PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                              FOLD AND DETACH HERE



                                   SAUER INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                THURSDAY, APRIL 22, 1999 AT 10:00 A.M. LOCAL TIME

                                SCHEMAN BUILDING
                                IOWA STATE CENTER
                              IOWA STATE UNIVERSITY
                                AMES, IOWA 50010

     X
PLEASE MARK YOUR VOTES
AS IN THIS EXAMPLE

THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED AS SPECIFIED ON THE FRONT SIDE. IF NO SPECIFICATIONS ARE MADE, YOUR SHARES WILL BE VOTED FOR ALL NOMINEES IN ITEM 1 AND FOR ITEM 2.

The Board of Directors recommends a vote FOR all nominees in item 1 and FOR item 2.

1.    ELECTION OF  DIRECTORS.
     To elect the following
     nominees, and while the Company
     has no reason to believe that
     any of the nominees will
     decline or be unable to serve,
     if any do, to vote with
     discretionary authority:
     1. KLAUS H. MURMANN and
     2. NICOLA KEIM.

                       FOR                                  WITHELD

              For all nominees except the following:




2. TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS.

                      FOR         AGAINST              ABSTAIN


                                              Please sign exactly as name
                                              appears. Joint owners should each
                                              sign. Attorneys-in-fact,
                                              executors, administrators,
                                              trustees, guardians, or
                                              corporation officers should
                                              indicate the capacity in which
                                              they are signing.

                                              PLEASE SIGN, DATE, AND MAIL THIS
                                              PROXY PROMPTLY WHETHER OR NOT YOU
                                              EXPECT TO ATTEND THE MEETING. YOU
                                              MAY NEVERTHELESS VOTE IN PERSON IF
                                              YOU DO ATTEND.



                                              SIGNATURE   DATE          , 1999

                                              SIGNATURE    DATE         , 1999



                              FOLD AND DETACH HERE

                                   SAUER INC.

Dear Stockholder:

   We encourage you to take advantage of two new and convenient ways by which you can vote your shares. You can vote your shares electronically by telephone or via the Internet, which eliminates the need to return the proxy card.

   VOTE BY TELEPHONE. To vote your shares by telephone, use a touch-tone telephone and call the following toll-free number: 1-800-652-8683, 24 hours a day, 7 days a week. Insert the Control Number printed in the box above, just below the perforation. Follow the simple recorded instructions.

   VOTE BY INTERNET. To vote via the Internet, go to web site
WWW.VOTE-BY-NET.COM. Insert the Control Number printed in the box above, just below the perforation. Follow the simple instructions. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

   The Internet and telephone voting facilities will be available until midnight on April 21, 1999, the day before the Annual Meeting.

                             YOUR VOTE IS IMPORTANT!
                              THANK YOU FOR VOTING

DO NOT RETURN PROXY IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET